Exhibit 8.1

June [  ], 2009
BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as tax counsel to BioMimetic Therapeutics, Inc. (the “Corporation”), a Delaware corporation, in connection with the filing of a registration statement on Form S-3 by the Corporation (the “Registration Statement”) relating to a distribution by the Corporation to holders of the Corporation’s common shares of certain non-transferable subscription rights to purchase common shares of the Corporation (the “Rights Offer”).

Our opinion set forth below assumes (i) the initial and continuing accuracy of the statements and facts concerning the Rights Offer set forth in the Registration Statement and (ii) that the transaction related to the Rights Offer will be consummated in the manner contemplated by the Registration Statement. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect.

Subject to the limitations set forth in the Registration Statement, we confirm that the description under the heading “Material United States Federal Income Tax Consequences” in the prospectus contained in the Registration Statement is our opinion as to the material United States federal income tax consequences of receiving and exercising the subscription rights.

We consent to your filing a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the heading “Material United States Federal Income Tax Consequences” set forth in the prospectus filed as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,